EXHIBIT 99.2

News Release
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Sitrick and Company, Inc.
Los Angeles/New York


                              Contact:  Rivian Bell
                                        Sitrick and Company, Inc.
                                        (310) 788-2850 (24 hours)
                                        (800) 686-1910 (pager)
For Immediate Release
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            SMITH CORONA AMENDS, EXTENDS DIP FINANCING


     New Canaan, Conn. -- July 8, 1996 -- Smith Corona Corporation announced today that it has reached agreement with Chemical Bank, agent, and Bank of America Illinois to amend the debtor-in-possession financing agreement and extend the maturity date to the earlier of September 30, 1996, or confirmation of a plan of reorganization.
     Under the terms of the amended agreement, the bank commitment will be reduced from $24 million to $10 million, with the entire $10 million commitment available for letters of credit. The original DIP agreement provided only $5 million for letters of credit. Cash borrowings will still be available to Smith Corona, but only it its cash reserves fall below $1 million. Interest rates remain unchanged.
     Ronald Stengel, president and chief executive officer of Smith Corona, acknowledged that the DIP facility is "more than adequate, given our current strong cash position."
     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.


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